As filed with the Securities and Exchange Commission on February 12, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEW YORK & COMPANY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-1031445
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

330 West 34th Street, 9th Floor
New York, New York	10001
(Address of Principal Executive Offices)	(Zip Code)

New York & Company, Inc.
                Amended and Restated 2006 Long-Term Incentive Plan,

as amended and restated on June 16, 2014
(Full Title of the Plan)

Gregory J. Scott

Chief Executive Officer

330 West 34th Street, 9th Floor

New York, New York 10001

(Name and Address of Agent For Service)

212-884-2000

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Christian O. Nagler

 Kirkland & Ellis LLP

 601 Lexington Avenue

 New York, NY 10022-4611

 (212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.001 per share	2,894,584 shares	(1)	$2.35	(2)	$6,802,272	(2)	$790.42	(2)
Common Stock, par value $0.001 per share	347,916 shares	(1)	$3.47	(2)	$1,207,269	(2)	$140.28	(2)
Common Stock, par value $0.001 per share	750,000 shares	(1)	$3.16	(2)	$2,370,000	(2)	$275.39	(2)
Common Stock, par value $0.001 per share	7,500 shares	(1)	$2.76	(2)	$20,700	(2)	$2.41	(2)

1)              This Registration Statement covers the issuance of 4,000,000 additional shares of common stock, par value $0.001 per share, of New York & Company, Inc. (the “Company”) for offer or sale under the Company’s Amended and Restated 2006 Long-Term Incentive Plan, as amended and restated on June 16, 2014 (the “Plan”). This Registration Statement also covers any additional shares of common stock of the Company that become issuable pursuant to awards by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the outstanding shares of common stock of the Company.

2)              The registration fee for the 4,000,000 shares is estimated pursuant to Rule 457(h) under the Securities Act. As of February 9, 2015, the 4,000,000 shares being registered on this Form S-8 consist of: (i) 2,894,584 shares that are available for future issuance under the Plan and (ii) 1,105,416 shares that are underlying outstanding stock appreciation rights issued by the Company. The price per share and aggregate offering price for the 2,894,584 shares are based on the average of the high and low sale prices per share of common stock of the Company quoted on the New York Stock Exchange on February 9, 2015. The price per share and aggregate offering price for the 1,105,416 shares underlying outstanding stock appreciation rights are based on the exercise price of such stock appreciation rights.

EXPLANATORY NOTE

This Registration Statement covers the issuance of 4,000,000 additional shares of common stock, par value $0.001 per share of New York & Company, Inc. (the “Company”) for offer or sale under the Company’s Amended and Restated 2006 Long-Term Incentive Plan, as amended and restated on June 16, 2014 (the “Plan”).  The Company’s board of directors and stockholders approved the amendment and restatement of the Plan on April 28, 2014, and June 16, 2014, respectively. On November 21, 2011, the Company filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-8 (Registration No. 333-178085) to register 4,000,000 shares of common stock, par value $0.001 per share of the Company for offer or sale under the Company’s Amended and Restated 2006 Long-Term Incentive Plan, as amended and restated on June 22, 2011. On November 20, 2009, the Company filed with the SEC a Registration Statement on Form S-8 (Registration No. 333-163266) to register 2,500,000 shares of common stock, par value $0.001 per share of the Company for offer or sale under the Company’s Amended and Restated 2006 Long-Term Incentive Plan plus 1,958,996 shares of common stock, par value $0.001 per share of the Company, which were unused or unsold under the Company’s 2006 Long-Term Incentive Plan as of November 16, 2009 (the “Carried-Over Shares”). The issuance of the Carried-Over Shares were previously registered under a Registration Statement on Form S-8 (Registration No. 333-119803), as originally filed with the SEC on October 18, 2004 and amended on October 4, 2006.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

The following documents filed with the SEC are incorporated herein by reference:

(a)            The Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014, filed with the SEC on April 15, 2014;

(b)             The Company’s Quarterly Report on Form 10-Q, for the quarterly period ended May 3, 2014, filed with SEC on June 12, 2014;

(c)              The Company’s Quarterly Report on Form 10-Q, for the quarterly period ended August 2, 2014, filed with the SEC on September 11, 2014;

(d)             The Company’s Quarterly Report on Form 10-Q, for the quarterly period ended November 1, 2014, filed with the SEC on December 11, 2014;

(e)              The Company’s Current Reports on Form 8-K, filed on March 18, 2014, March 20, 2014, May 22, 2014, June 19, 2014, August 21, 2014, October 2, 2014, October 30, 2014, November 4, 2014, December 3, 2014, and January 12, 2015; and

(f)               The description of the common stock, par value $0.001 per share, of the registrant included in its Registration Statement on Form 8-A filed on October 4, 2004.

All reports and other documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement, as amended, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, as amended.

Item 8. Exhibits.

Reference is made to the Index of Exhibits that immediately precedes the exhibits filed with this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 12, 2015.

NEW YORK & COMPANY, INC.

By	/s/ Gregory J. Scott
Name:	Gregory J. Scott
Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gregory J. Scott and Sheamus Toal his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform such, each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement and the forgoing Power of Attorney have been signed by the following persons in the capacities indicated on February 12, 2015.

Signature	Title

/s/ Gregory J. Scott	Chief Executive Officer
Gregory J. Scott	(Principal executive officer)

/s/ Sheamus Toal	Executive Vice President and Chief Financial Officer
Sheamus Toal	(Principal financial officer and Principal accounting officer)

/s/ Bodil M. Arlander	Director
Bodil M. Arlander

/s/ Jill Beraud	Director
Jill Beraud

/s/ David H. Edwab	Director
David H. Edwab

/s/ James O. Egan	Director
James O. Egan

/s/ John D. Howard	Director
John D. Howard

/s/ Grace Nichols	Director
Grace Nichols	(Chairperson)

/s/ Michelle Pearlman	Director
Michelle Pearlman

/s/ Richard L. Perkal	Director
Richard L. Perkal

/s/ Arthur E. Reiner	Director
Arthur E. Reiner

INDEX OF EXHIBITS

Exhibit No.	Description

4.1	New York & Company, Inc. Amended and Restated 2006 Long-Term Incentive Plan, as amended and restated on June 16, 2014

5.1	Opinion of Kirkland & Ellis LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page of this Registration Statement)